EXHIBIT 99.1

Contacts:
Medivation, Inc.	WCG	Astellas
Patrick Machado, Chief Business Officer	Nicole Foderaro	Jenny Keeney
(415) 829-4101	(415) 946-1058	847-317-5405

MEDIVATION AND ASTELLAS ANNOUNCE POSITIVE NEW, LONG-TERM

FOLLOW-UP DATA FROM PHASE 1-2 TRIAL OF MDV3100

IN ADVANCED PROSTATE CANCER PATIENTS

— Findings To Be Presented at American Society of Clinical Oncology’s

Genitourinary Cancers Symposium –

San Francisco and Tokyo (February 15, 2011) — Medivation, Inc. (Nasdaq: MDVN) and Astellas Pharma Inc. today announced positive, new, long-term follow-up data from the Phase 1-2 trial of MDV3100 in patients with advanced prostate cancer. MDV3100 is a novel, triple-acting, oral androgen receptor antagonist. These new results showed that MDV3100 continues to show durable antitumor activity as evaluated by median times to prostate-specific antigen (PSA) progression and radiographic progression. These findings confirm the initial Phase 1-2 results published in The Lancet, in which MDV3100 consistently demonstrated anti-tumor activity in both chemotherapy-naïve and post-chemotherapy patients across endpoints, as evaluated by PSA levels, radiographic findings and circulating tumor cell (CTC) counts.

“We are very encouraged by these promising new, long-term efficacy findings, which continue to demonstrate the antitumor activity of MDV3100 and give us confidence that MDV3100 has the potential to benefit patients with advanced prostate cancer,” said Lynn Seely, M.D., chief medical officer of Medivation.

Long-Term Follow-Up Results

A total of 140 men with progressive disease were enrolled in the Phase 1-2 trial between July 2007 and December 2008. Of those, 18 remained on active treatment (16 chemotherapy-naive and 2 post-chemotherapy) at the time of this analysis.

PSA progression data were calculated using three distinct reporting criteria: the criteria specified in the Phase 1-2 trial protocol; the most recent published PSA reporting consensus criteria (the Prostate Cancer Clinical Trials Working Group 2, or PCWG2, criteria)1; and an older commonly used reporting method (the Prostate-Specific Antigen Working Group 1, or PSAWG1, criteria)2.

[1]	Scher, J Clin Oncol 26:1148-1159 (2008).
[2]	Bubley, J Clin Oncol 17:3461-3467 (1999).

Median times to PSA progression presented in the poster are as follows:

Time to PSA Progression	Chemotherapy-Naïve (n=65)	Post-Chemotherapy (n=75)
Per-protocol criteria	Not reached	316 days (45 weeks)
PCWG2 criteria	281 days (40 weeks)	148 days (21 weeks)
PSAWG1 criteria	420 days (60 weeks) * 812 days (116 weeks) **	166 days (24 weeks)
*	All chemotherapy-naïve patients
**	Subpopulation of chemotherapy-naïve patients who were also ketoconazole-naïve

The protocol-specified criteria define PSA progression as a 25% increase in PSA from starting baseline, provided that the increase is at least 5 ng/mL. This is the most liberal approach, and will produce the longest times to progression. The PCWG2 criteria define PSA progression as a 25% increase in PSA from nadir (i.e., from the lowest level of PSA attained by the patient on study), provided that the increase is at least 2 ng/mL. Under the PSAWG1 criteria, PSA progression requires: a 50% increase in PSA above nadir for patients who experienced a PSA decline of 50% on treatment; a 25% increase in PSA above nadir for patients who experienced a PSA decline < 50% on treatment; and a 25% increase in PSA above starting baseline for patients who did not experience any PSA decline on treatment; provided in each case that the PSA increase was at least 5 ng/mL. This is an intermediate approach to defining PSA progression, producing times to progression between those produced using the other two approaches.

The median times to radiographic progression presented in the poster are as follows:

Chemotherapy-Naïve (n=65)	Post-Chemotherapy (n=75)
392 days (56 weeks)	175 days (25 weeks)

Circulating tumor cell counts were available for 128 of 140 patients. Of those, 70 of 77 (91%) who had favorable pre-treatment counts (<5 cells/7.5 mL blood) remained favorable post-treatment, and 25 of 51 patients (49%) converted from unfavorable pre-treatment counts to favorable post-treatment counts.

“These positive long-term findings in both chemotherapy-naïve and post-chemotherapy advanced prostate cancer patients provide further support for our expanded development program into earlier-stage prostate cancer patients,” said Steven Ryder, M.D., president, Astellas Pharma Global Development. “In addition to the ongoing Phase 3 PREVAIL trial, which is currently enrolling men with advanced prostate cancer who are chemotherapy-naïve, we and our partner Medivation plan to initiate two Phase 2 trials in earlier-stage prostate cancer in the first half of this year.”

The new long-term follow-up findings will be presented in a poster session at the American Society of Clinical Oncology’s Genitourinary Cancers Symposium (ASCO-GU) in Orlando, Fla. on Thursday, February 17 (poster board #A71). The poster will include the most up-to-date data from the trial and will expand upon the results originally submitted in the abstract. The abstract (#177), titled “Antitumor activity of MDV3100 in pre- and post-docetaxel advanced prostate cancer: long-term follow-up of the Phase 1-2 study,” is currently available on the ASCO website at www.ASCOorg.

Phase 1-2 Trial Design

All patients in the open-label, dose-escalation, Phase 1-2 clinical trial had progressive disease upon enrollment and were heavily pretreated, with 77 percent having failed at least two lines of prior hormonal therapy and 54 percent having failed one or more chemotherapy regimens. A total of 140 men were enrolled in the trial, which evaluated MDV3100 doses between 30 and 600 mg/day. Patients could remain on treatment for as long as they continued to tolerate the drug and their disease did not progress. Efficacy endpoints included CTC counts, serum PSA levels, and soft tissue and bony metastases.

MDV3100 Phase 3 Clinical Development Program

MDV3100 is currently being evaluated in two global Phase 3 studies in patients with advanced prostate cancer.

The randomized, double-blind, placebo-controlled Phase 3 AFFIRM trial completed enrollment in November 2010. This trial of 1,199 patients with advanced prostate cancer who were previously treated with chemotherapy is evaluating 160 mg/day of MDV3100 versus placebo. The primary endpoint is overall survival, and secondary endpoints include progression-free survival, safety and tolerability.

A second Phase 3 clinical trial of MDV3100 in advanced prostate cancer, the PREVAIL trial, is currently enrolling patients. This randomized, double-blind, placebo-controlled, multi-national trial of approximately 1,700 patients with advanced prostate cancer is evaluating MDV3100 at a dose of 160 mg taken orally once daily plus standard of care versus placebo plus standard of care. The co-primary endpoints of the trial are overall survival and progression-free survival; secondary endpoints include time to first skeletal-related event and time to initiation of cytotoxic chemotherapy. Information about patient eligibility and enrollment can be obtained by calling the PREVAIL study hotline toll-free at 1-888-243-4363.

About the Medivation/Astellas Collaboration

In October 2009, Medivation and Astellas entered into a global agreement to jointly develop and commercialize MDV3100. The companies are collaborating on a comprehensive development program that includes studies to develop MDV3100 for both early-stage and advanced prostate cancer. Subject to receipt of regulatory approval, the companies will jointly commercialize MDV3100 in the U.S. and Astellas will have responsibility for commercializing MDV3100 outside the U.S. Medivation received a $110 million up-front payment upon entering into the collaboration agreement, and is eligible to receive up to $335 million in development milestone payments, up to $320 million in commercial milestone payments, 50% of profits on sales in the U.S., and tiered, double-digit royalties on sales outside the U.S.

About MDV3100

MDV3100 is an investigational therapy in clinical development for advanced prostate cancer. In preclinical experiments published in Science in April 20093, the novel, triple-acting, oral androgen receptor antagonist provided more compIete suppression of the androgen receptor pathway than bicalutamide, the most commonly used anti-androgen. MDV3100 slows growth and induces cell death in bicalutamide-resistant cancers via three complementary actions -

[3]	Tran C, et al., Science. 2009;324:787-790.

MDV3100 blocks testosterone binding to the androgen receptor, impedes movement of the androgen receptor to the nucleus of prostate cancer cells (nuclear translocation) and inhibits binding to DNA. In the preclinical experiments published in Science, MDV3100 was superior to bicalutamide in each of these three actions.

About Prostate Cancer

Prostate cancer is the second most common non-skin cancer among men in the world and it is the sixth leading cause of cancer death among men worldwide. Patients whose prostate tumors have stopped responding to, or are growing despite the use of, active hormone treatment strategies are considered to have advanced prostate cancer. These patients have a poor prognosis and few treatment options.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Astellas and Pfizer, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer, mild-to-moderate Alzheimer’s disease and Huntington disease. For more information, please visit us at www.medivation.com.

About Astellas Pharma Inc.

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through provision of innovative and reliable pharmaceuticals. Astellas has approximately 16,000 employees worldwide. The organization is committed to becoming a global category leader in Urology, Immunology & Infectious Diseases, Neuroscience, DM complications & Metabolic Diseases and Oncology. For more information on Astellas Pharma Inc., please visit our website at www.astellas.com/en.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, the therapeutic and commercial potential of Medivation’s product candidates and the continued effectiveness of, and continuing collaborative activities under, Medivation’s collaboration agreements with Pfizer and Astellas, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Astellas for the development of MDV3100 and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2010, filed on November 5, 2010 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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